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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 22, 2017

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 3, 2017. At the meeting, we will review AptarGroup's performance for fiscal year 2016 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) receive your proxy statement and annual report for future annual meetings over the Internet, if you received them by mail this year.

        The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.

        I look forward to seeing you on May 3 and addressing your questions and comments.

Sincerely,

Stephan B. Tanda President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 22, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 3, 2017: The Proxy Statement and the 2016 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. ("Aptar") will be held on May 3, 2017, at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 to consider and take action on the following:

1.
To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2020;

2.
To approve, on an advisory basis, Aptar's executive compensation;

3.
To approve, on an advisory basis, the frequency of the advisory vote on Aptar's executive compensation;

4.
To ratify the appointment of the independent registered public accounting firm for 2017; and

5.
To transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation, for ONE YEAR for the frequency of the advisory vote on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm for 2017.

        Stockholders owning our common stock as of the close of business on March 10, 2017 are entitled to vote at the annual meeting. Each stockholder has one vote per share. If you would like to attend the annual meeting, you will be asked to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the meeting room for the annual meeting. We will not permit cameras or other recording devices in the meeting room.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for Aptar), by calling the toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Robert W. Kuhn Secretary

i

ii

PROXY SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2017 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 3, 2017 at 9:00 a.m. (local time)
Place:	Offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, IL 60603
Record Date:	March 10, 2017

Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	7
2. Advisory vote on executive compensation	FOR	24
3. Advisory vote on the frequency of the advisory vote on executive compensation	ONE YEAR	25
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2017	FOR	26

Our Director Nominees

					Current Committee Memberships
									Other Current Public Boards
		Director Since	Principal Occupation
Name	Age			Independent	AC	C	CGC	EC
George L. Fotiades	63	2011	Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC	YES		CC		X	2
King W. Harris	73	1993	Chairman of Harris Holdings	YES	X	X		CC	0
Dr. Joanne C. Smith	56	1999	President and CEO of Rehabilitation Institute of Chicago	YES			CC		0

AC = Audit Committee	C = Compensation Committee	CGC = Corporate Governance Committee	EC = Executive Committee	CC = Committee Chair

Our Corporate Governance Facts

Size of Board	11
Number of Independent Directors	8
Majority Voting for Directors and Director Resignation Policy in Uncontested Elections	Yes
Separate Chairman & CEO	Yes
Director Age Limits	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
Prohibits Directors and Executive Officers from Hedging or Pledging Stock	Yes

Our Executive Compensation Philosophy and Objectives

          Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders, and secondly, to retain our experienced management team. The following factors demonstrate our performance objectives:

  •
  Pay that is reasonable and performance-based;

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  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

  •
  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites.

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the business to be conducted at the annual meeting of stockholders of AptarGroup, Inc. ("Aptar" or "Company") to be held on May 3, 2017, beginning at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of Aptar's Board of Directors ("Board of Directors" or "Board") to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 22, 2017.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 10, 2017 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 10, 2017, there were 62,474,454 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

  •
  To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2020

  •
  To approve, on an advisory basis, our executive compensation

  •
  To approve, on an advisory basis, the frequency of the advisory vote on our executive compensation

  •
  To ratify the appointment of the independent registered public accounting firm for 2017

        The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

  •
  FOR all of the director nominees

  •
  FOR the resolution on executive compensation

  •
  ONE YEAR for the frequency of the advisory vote on executive compensation

  •
  FOR the ratification of the appointment of the independent registered public accounting firm for 2017

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        If you are a record holder, you can vote your proxy in any of the following ways:

  ♦
  By Internet: Aptar encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

  ♦
  By Telephone: You can vote by touch-tone telephone by following the instructions on the proxy card.

  ♦
  By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

  ♦
  In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by one of the methods specified above.

        When voting on the election of director nominees, the advisory vote on executive compensation and the ratification of the appointment of the independent registered public accounting firm, you have three options:

    •
    Vote FOR a given nominee or proposal

    •
    Vote AGAINST a given nominee or proposal

    •
    ABSTAIN from voting on a given nominee or proposal

        When making your advisory vote on the frequency of the advisory vote on executive compensation, you have four options:

    •
    Vote for ONE YEAR as the frequency of the advisory vote on executive compensation

    •
    Vote for TWO YEARS as the frequency of the advisory vote on executive compensation

    •
    Vote for THREE YEARS as the frequency of the advisory vote on executive compensation

    •
    ABSTAIN from voting on the frequency of the advisory vote on executive compensation

        If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

        You can revoke your proxy at any time before it is exercised by any of the following methods:

  •
  Entering a new vote by Internet or telephone

  •
  Submitting another signed proxy card with a later date

  •
  Writing to Aptar's Corporate Secretary

  •
  Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Aptar's common stock on March 10, 2017. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present in person or by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. The approval of the proposal regarding the advisory vote on executive compensation and the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals. With respect to the proposal regarding the frequency of the advisory vote on executive compensation, the option receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders. Abstaining will not affect the outcome of this proposal.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of eleven members divided into three classes, with one class of directors elected each year for a three-year term. Mr. Pfeiffer is not standing for re-election at the annual meeting and, accordingly, the Board of Directors will be reduced to ten members effective at the annual meeting. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be re-elected to a term expiring at the 2020 annual meeting.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of directors experience.

        Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors' conclusion that he or she should serve or continue to serve as a director. In addition, set forth below is the year during which each director began serving on the Board of Directors and his or her age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2020

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	2011	63	Mr. Fotiades has been Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing) since 2007. He is a member of the board of directors of the following companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp. (infection prevention and control products). He was a director of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011. He also represents Diamond Castle on the boards of several privately held companies.

			The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar in part due to his experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb's Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
King W. Harris	1993	73	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments). He was a director and member of the audit committee of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011. In 2016, the Governor of Illinois appointed Mr. Harris as Board Chair of the Illinois Housing Development Authority Board of Directors.

			The Board of Directors concluded that Mr. Harris should continue to serve as a director of Aptar in part due to his role as former President and Chief Executive Officer of Aptar's former parent company, Pittway Corporation, and his experience as a member of the audit committee of the former Alberto-Culver. This experience has also led the Board to determine that Mr. Harris is an "audit committee financial expert" as defined by the SEC.
Dr. Joanne C. Smith	1999	56
			Dr. Smith is a physician at the Rehabilitation Institute of Chicago ("RIC") and became RIC's President and Chief Executive Officer in 2006. Dr. Smith is a member of the board of directors of Performance Health, Inc. From 2003 to 2015, Dr. Smith was a director of Hill-Rom, Inc. (healthcare and medical technology, formerly Hillenbrand Industries).

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptar in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptar's Pharma business, and her strategic planning, operations and senior management experience.

The Board of Directors recommends a vote FOR each of the nominees for director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2018

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Andreas C. Kramvis	2014	64	Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi-industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). He is a director of Axalta Coating Systems Ltd. (a developer, manufacturer and seller of liquid and powder coatings).

			The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Maritza Gomez Montiel	2015	65	Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. Prior to these positions, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (spice, herb and flavoring manufacturer) and Royal Caribbean Cruises Ltd (global cruise company).

			The Board of Directors concluded that Ms. Montiel should continue to serve as a director due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an "audit committee financial expert" as defined by the SEC.
Ralf K. Wunderlich	2009	50
			Mr. Wunderlich has been a member of Amcor Limited's Global Executive Team and was President of the business group Amcor Flexibles Asia Pacific (packaging solutions) from 2010 to 2016 (currently on garden leave). Mr. Wunderlich was a director of AMVIG Holdings Limited (a cigarette packaging and printing company listed on the Hong Kong Stock Exchange) from 2010 to 2015.

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2019

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	72	Mr. Chevassus has been President of COSFIBEL Group (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of Aptar in part due to his executive role as President of COSFIBEL Group, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to Aptar, and his global financial and senior management experience.
Stephen J. Hagge	2001	65
			Mr. Hagge was the President and Chief Executive Officer of Aptar from 2011 until February 1, 2017. From February 1, 2017, through March 31, 2017, Mr. Hagge is serving as Special Advisor to the Chief Executive Officer of Aptar. Mr. Hagge is a director of CF Industries Holdings, Inc. (nitrogen fertilizer manufacturer).

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of Aptar in part due to his previous role as President and Chief Executive Officer, his deep understanding of Aptar's business, as demonstrated by his more than 30 years as an executive of Aptar and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	61	Ms. Kampouri Monnas is an independent consultant and serves on the boards of several global companies. Ms. Kampouri Monnas is a member of the supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (provider of human resource services based in Amsterdam and publicly listed on the Euronext Amsterdam Exchange), as well as a director of Puig S.L. (fragrances, beauty and fashion products company based in Spain). In 2015, Ms. Kampouri Monnas was elected as a director of Imerys S.A. (producer of industrial minerals, based in France and listed on Euronext).

			The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her experience from previously holding senior executive positions at leading global consumer marketing companies including Joh. Benckiser GmbH (consumer products company) and The Procter & Gamble Company (consumer products company), her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing and senior management experience.
Stephan B. Tanda	2017	51
			Mr. Tanda became President and Chief Executive Officer of Aptar on February 1, 2017. Prior to this, Mr. Tanda served from 2007 until 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets). Mr. Tanda is a member of the board of directors of Patheon NV (an NYSE listed company that is a provider of pharmaceutical development and manufacturing services).

			The Board of Directors concluded that Mr. Tanda should serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

CORPORATE GOVERNANCE

        Aptar's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the Aptar website at the following address: investors.aptar.com. The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board of Directors has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. Aptar's Code of Business Conduct and Ethics ("Code of Conduct") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code of Conduct covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Aptar's business. Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website within the time period required by the SEC and the New York Stock Exchange ("NYSE").

Policy Against Hedging and Pledging

        Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

Common Stock Ownership Guidelines

        In 2015, the Board adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer. This currently represents a value of $375,000 for a non-executive director who is not serving as Chairman of the Board, and $750,000 for the Chairman of the Board. Under the guidelines, directors have to achieve the respective level of ownership within a phase-in period consisting of five years from the measurement date of April 17, 2015, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director. As of December 31, 2016, every non-executive director (including the Chairman of the Board) is either in compliance with the guidelines or within the phase-in period.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Compensation, Corporate Governance and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors." Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Risk Oversight

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by management. This presentation includes an assessment and discussion of various risks, including but not limited to operational, credit, cyber security and compensation practice risks. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

        The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, the consistency of the Company's compensation practices over many years, and that certain annual performance incentive elements consider multiple year benchmarks.

Independence of Directors

        Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar. Our Board has determined that eight out of eleven current directors are independent in accordance with the NYSE listing standards. Those individuals determined to be independent are: A. Chevassus, G. Fotiades, M. Gomez Montiel, K. Harris, G. Kampouri Monnas, A. Kramvis, J. Smith and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

  •
  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

  •
  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

  •
  The director is a current employee of such Firm.

  •
  The director has an immediate family member who is a current employee of such Firm and who personally works on the Company's audit.

  •
  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

  •
  Ms. Kampouri Monnas' membership on the Board of Directors of Puig S.L., a customer of Aptar.

  •
  Mr. Wunderlich's garden leave with Amcor Limited, from which Aptar purchases goods in the normal course of business that total less than one tenth of one percent of Amcor's revenues, and that Amcor may from time to time be a customer of Aptar and purchase goods in the normal course of business from Aptar that total less than one tenth of one percent of Aptar's revenues.

Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar's principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters—Stockholder Proposals and Nominations" for a director nomination.

        In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the listing standards of the NYSE. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Corporate Governance Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Corporate Governance Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. The Corporate Governance Committee may engage outside advisors to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

        Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes "FOR" that director's election that exceeds the number of votes cast "AGAINST" that director's election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of "FOR" votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation shall not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar's independent directors.

Audit Committee

        The Board has determined that each member of the Audit Committee is independent in accordance with the requirements of the NYSE and an "audit committee financial expert" as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this latter determination, the Board considered, among other things, the relevant experience of each member as described under "Election of Directors" in this proxy statement. The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of Aptar and reviews Aptar's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of Aptar's independent registered public accounting firm and is responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm. This committee also reviews Aptar's process for monitoring compliance with laws, regulations and its Code of Conduct. The Audit Committee also approves or ratifies all related person transactions in accordance with Aptar's Related Person Transactions Policy.

Compensation Committee

        The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority other than to subcommittees. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. The Compensation Committee provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis."

        The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation. For a further discussion of compensation information provided to the Compensation Committee by management, see our "Compensation Discussion and Analysis."

        Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. In 2016, the Compensation Committee engaged Willis Towers Watson to be the Compensation Committee's adviser and has also done so for 2017. The Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Board who served on the Compensation Committee in 2016 has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by Aptar under the SEC's rules requiring disclosure of certain relationships and related party transactions. In 2016, Mr. Hagge, former President and Chief Executive Officer, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. Mr. Hagge made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. Additional information regarding director nominations can be found under the heading "Nomination of Directors."

        The Corporate Governance Committee develops and recommends to the Board, Aptar's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as Aptar. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of Aptar.

BOARD MEETING ATTENDANCE

        The Board met 7 times in 2016. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Hagge and Harris attended the 2016 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD IN 2016
Name	Audit		Compensation		Corporate Governance		Executive

A. Chevassus (I)					X
G. Fotiades (I)			X	*			X
M. Gomez Montiel (I)	X	*
S. Hagge							X
K. Harris (I)	X		X				X	*
G. Kampouri Monnas (I)			X
A. Kramvis (I)	X
P. Pfeiffer							X
J. Smith (I)					X	*
R. Wunderlich (I)					X
Number of Meetings in 2016	8		5		4		4

X*—Chairperson; (I)—Independent Director

        Effective as of Mr. Tanda's appointment as President and Chief Executive Officer on February 1, 2017, Mr. Tanda joined the Executive Committee and Messrs. Hagge and Pfeiffer resigned from the Executive Committee.

BOARD COMPENSATION

        Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. In 2016, cash compensation of non-employee directors consisted of the following:

  (1)
  an annual retainer of $75,000; and

  (2)
  additional annual retainers of:

    •
    $15,000 for the Chairperson of the Audit Committee

    •
    $11,000 for the Chairperson of the Compensation Committee

    •
    $8,500 for the Chairperson of the Corporate Governance Committee

      •
      $11,000 for members of the Audit Committee

      •
      $7,000 for members of the Compensation, Corporate Governance and Executive Committees; or

  (3)
  in lieu of the annual retainers, an annual fee of $150,000 for the Chairman of the Board, who is not an executive of Aptar

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings, and each director is eligible to participate in Aptar's matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person. No retirement benefits or perquisites are provided to any non-employee director.

        In addition, each non-employee director received an equity grant under the 2015 Director Restricted Stock Unit Plan with a grant date fair value equal to approximately $130,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $150,000. Accordingly, on May 4, 2016, each non-employee director (other than the Chairman of the Board) was granted 1,720 Restricted Stock Units ("RSUs") and the Chairman of the Board was granted 1,985 RSUs. The 2016 RSUs vest on May 2, 2017.

        The following table includes fees paid in cash during 2016 and the grant date fair value of RSUs granted during 2016 to each non-employee director.

2016 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

A. Chevassus	82,000	129,963	—	211,963
G. Fotiades	100,000	129,963	—	229,963
M. Gomez Montiel	101,000	129,963	—	230,963
K. Harris	150,000	149,987	—	299,987
G. Kampouri Monnas	82,000	129,963	—	211,963
A. Kramvis	86,000	129,963	6,000	221,963
P. Pfeiffer	82,000	129,963	—	211,963
J. Smith	90,500	129,963	—	220,463
R. Wunderlich	82,000	129,963	—	211,963
(1)
The amounts reported in this column represent the grant date fair value of RSUs granted during 2016, calculated using the closing market price of our common stock on

  May 4, 2016 ($75.56). As of December 31, 2016, Mr. Harris held 1,985 RSUs and each other non-employee director held 1,720 RSUs.

(2)
The aggregate number of options outstanding as of December 31, 2016 for each non-employee director is as follows: A. Chevassus—28,500, G. Fotiades—38,000, K. Harris—52,000, G. Kampouri Monnas—12,667, A. Kramvis—9,500, P. Pfeiffer—314,500 (286,000 of which were granted prior to Mr. Pfeiffer becoming a non-executive director and when he was an executive officer of the Company), J. Smith—52,000, and R. Wunderlich—3,167.

(3)
Amounts reported include charitable contributions by Aptar, including charitable contributions under Aptar's matching gift program.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast an advisory vote at the annual meeting to approve the compensation of Aptar's Named Executive Officers ("NEOs") as disclosed in the Compensation Discussion and Analysis ("CD&A") and tabular disclosures of this proxy statement. This is not a vote on the Company's general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

        Aptar's compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

        The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company's short-term performance as well as equity-based elements (typically stock options, restricted stock units and long-term performance incentive awards such as our Outperformance awards) that provides for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

"Resolved, that the compensation of the Company's NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved."

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast an advisory vote at the annual meeting to approve the recommended frequency of future advisory votes to approve the compensation of our NEOs. The option of one year, two years or three years receiving the greatest number of votes will be considered the frequency recommended by the Company's stockholders.

        Following the recommendation of our stockholders approved at the 2011 annual meeting of stockholders, we currently submit an advisory vote on the compensation of our NEOs to our stockholders annually. After careful consideration of the various arguments supporting each frequency level, the Board believes that continuing to submit the advisory vote on the compensation of our NEOs to stockholders on an annual basis is appropriate for Aptar and our stockholders at this time.

        The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when determining the frequency of future advisory votes to approve the compensation of our NEOs.

The Board of Directors recommends a vote for ONE YEAR as
the frequency of the advisory vote on executive compensation.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

        Aptar is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as Aptar's independent registered public accounting firm for the fiscal year ending December 31, 2017.

Independent Registered Public Accounting Firm Fees

        PricewaterhouseCoopers LLP has audited Aptar's consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2016 and 2015 fiscal years and for other services rendered during the 2016 and 2015 fiscal years to Aptar and its subsidiaries.

Fee Category:	2016	% of Total	2015	% of Total
Audit Fees	$3,572,000	94%	$3,233,000	92%
Tax Fees	219,000	6%	299,000	8%

Total Fees	$3,791,000	100%	$3,532,000	100%

        Audit Fees primarily represent amounts billed for the audit of Aptar's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

        Tax Fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar's independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2017.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2016, namely:

  •
  Stephen J. Hagge, our former President and Chief Executive Officer ("CEO") who is scheduled to retire on March 31, 2017,

  •
  Robert W. Kuhn, Executive Vice President and Chief Financial Officer ("CFO") and Secretary,

  •
  Salim Haffar, President of our Aptar Pharma segment,

  •
  Eldon Schaffer, President of our Aptar Beauty + Home segment, and

  •
  Gael Touya, President of our Aptar Food + Beverage segment.

        On February 1, 2017, Stephan Tanda succeeded Mr. Hagge as President and CEO of Aptar. For a discussion of the terms of Mr. Tanda's employment, please see "Employment Agreements" discussed below.

  Financial Highlights

        In 2016, Aptar reported:

  •
  Record annual net income of $205.6 million;

  •
  Record annual diluted earnings per share of $3.17; and

  •
  Return on equity of over 16%.

        Annual diluted earnings per share and return on equity were both components of the 2016 annual performance incentive formula (see "Elements of Our Compensation Programs—Annual Performance Incentives" discussed below).

  Executive Compensation Highlights

        Our compensation practices in place during 2016 for our NEOs included the following governance elements that we believe support our compensation philosophies and objectives:

Governance elements supporting compensation philosophies and objectives

• An independent Compensation Committee consultant, Willis Towers Watson
• Pay that is reasonable and performance-based
• Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
• Stock ownership guidelines, limits on NEO stock trading and prohibition of hedging or pledging Aptar equity securities
• Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent
• Absence of tax gross-up agreements with NEOs, other than those related to relocation benefits
• Reasonable retirement plans
• Limited perquisites

        The NEO compensation elements for 2016 were generally consistent with elements traditionally used by Aptar and are described in the table below:

Element	Description	Purpose

Salary	— Fixed cash compensation	— To facilitate attraction and retention

Annual Performance Incentives	— Cash incentive compensation	— To provide an incentive to achieve performance goals that are critical to the business and aligned with stockholder value creation

	— RSUs(1)	— To encourage executive officer stock ownership and provide a compensation opportunity that is weighted towards equity

Long-term Performance Incentives	— Stock options and RSUs	— To provide alignment with stockholder interest — To reward long-term success and growth — To facilitate retention

	— Outperformance awards(2)	— To provide alignment with stockholder interest — To provide an incentive opportunity that rewards for exceptional relative total shareholder performance

Other	— Post-termination compensation	— To facilitate attraction

	— Pension plans, profit sharing and savings plans	— To facilitate retention — To encourage saving for retirement

	— Perquisites	— To facilitate attraction and retention

(1)
RSUs are awarded in lieu of up to 50% of the annual cash incentive at the NEO's election.

(2)
Outperformance awards granted under our Outperformance Total Shareholder Return ("TSR") Plan are paid only in the event of superior stockholder value creation that results in Aptar equaling or exceeding the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index.

Compensation Philosophy and Objectives

        Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. The low turnover rate at our senior management level has been a critical factor in the consistency of our long-term performance for over 20 years. We believe that one of Aptar's competitive advantages has been, and will continue to be, the cohesiveness of our executive officer group.

Stockholder Feedback on Compensation Practices

        The Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2016 annual meeting of stockholders, at which over 91% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no changes were made to our principal compensation policies or practices in response to the advisory vote.

Compensation Determination

        The Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels, as listed on the following table:

Factors and Information Considered and Reviewed to Determine Compensation Levels

• Value in the experience of our senior management team and the importance of retaining them
• Past compensation levels
• Benchmarking against size-appropriate published general industry survey data
• Proxy data from the Company's compensation peer group (discussed below) for the CEO and CFO positions as a secondary reference point

        The Compensation Committee has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to Aptar. The Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. The benchmarking study conducted by Willis Towers Watson in 2016, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

  •
  Base salaries are at approximately the 50th percentile;

  •
  Actual total cash compensation is positioned at approximately the 50th percentile;

  •
  Long-term performance incentives (including stock options and Outperformance awards) are positioned between the median and 75th percentile of the general industry survey data; and

  •
  Actual total direct compensation, reflecting the sum of actual total cash compensation and long-term incentives, are positioned competitively with the 50th percentile.

        Aptar maintains a 17-company compensation peer group ("Peer Group") that was approved by the Compensation Committee, which, for select NEOs, serves as a supplement to the general industry published survey data that remains as the primary data source given its appropriateness from a size perspective. Additionally, the Peer Group is used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Willis Towers Watson, the following characteristics of the Peer Group are considered by the Compensation Committee in assessing its reasonableness:

  •
  U.S. companies that either compete with Aptar for market share or operate in similar industries as Aptar;

  •
  Companies that compete with Aptar for capital;

  •
  Competitors for senior executive talent (i.e., where Aptar would recruit senior talent from, and potentially lose executives to);

  •
  Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations);

  •
  Whether companies list Aptar as a compensation peer;

  •
  Revenue and market capitalization in a range similar to that of Aptar;

  •
  Feedback from Aptar.

        The Compensation Committee will monitor the Peer Group for potential revisions in light of changing market or business conditions. With that in mind, the Compensation Committee approved a new Peer Group for use in the 2016 benchmarking assessment given that the prior group had lost a number of companies in recent years to M&A activity. The new Peer Group is based on the criteria noted above. The following 17 companies are contained in the 2016 Peer Group:

        The Compensation Committee reviews compensation survey information prepared by Willis Towers Watson for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Willis Towers Watson are base salary, actual annual cash incentives, actual total cash compensation (the sum of base salaries and cash incentives), long-term incentives, and total direct compensation (the sum of total cash compensation and long-term incentives). In considering compensation for the CEO and CFO, the Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Willis Towers Watson. When determining the compensation of executive officers other than Mr. Hagge, the Compensation Committee also reviewed recommendations furnished by Mr. Hagge, including salary, annual cash incentive and long-term incentives recommendations.

        Base salary and annual and long-term incentive data are provided by Willis Towers Watson from its proprietary U.S. and French executive compensation surveys, which contain general industry data from hundreds of companies. Data are adjusted to Aptar's revenue size using regression analysis (based on Aptar's revenue and the respective position's responsibilities, as summarized below). Long-term performance incentive compensation information is derived from Willis Towers Watson's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (113 companies). The same compensation elements were also reviewed in Willis Towers Watson's peer group proxy analysis for Messrs. Hagge and Kuhn.

        Given the adjustments made to the data to reflect Aptar's revenue size, the Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Compensation Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Willis Towers Watson in 2016 was regressed based on the following annual revenue responsibilities, which are representative of Aptar's approximate revenue size:

  •
  CEO and CFO: corporate revenues of approximately $2.3 billion, and

  •
  Segment Presidents: group/segment revenues ranging from $335 million to $1.3 billion, depending on the segment.

        As noted earlier, based on Willis Towers Watson's benchmarking analysis that was furnished to the Compensation Committee, Aptar's 2016 total direct compensation for the executive officers, including NEOs, in aggregate was positioned competitively with the 50th percentile of the published survey data. Specifically, with respect to the CEO and CFO, all elements of total direct compensation were generally competitive with the 50th percentile with respect to the additional peer proxy statement analysis.

Elements of Our Compensation Programs

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term performance incentives consisting of equity awards, including Outperformance awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that Aptar's leaders are aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options. Additionally, RSUs have generally only been awarded in lieu of up to 50% of the executive's annual cash performance incentive, at the executive's election. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Compensation Committee considers the value of the equity award relative to market practice and in consideration of total direct compensation.

        Salary.    The salary level of the CEO is established by the Compensation Committee each January after evaluating individual performance and discussing the market data provided by Willis Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market survey information for the other NEO positions. In January 2016, the Compensation Committee increased the salaries of our NEOs from the 2015 levels as follows:

Name	2016 Salary	2015 Salary	% Increase

Hagge	$1,040,000	$1,000,000	4%
Kuhn	$540,000	$520,000	4%
Haffar	$510,000	$470,000	9%
Schaffer(1)	$510,000	$440,000	16%
Touya(2)	€325,000	€231,750	40%
(1)
Mr. Schaffer's increase in salary was in part due to his promotion to President of our Aptar Beauty + Home segment, which is larger than the segment he previously led.

(2)
Mr. Touya's increase in salary was due to his promotion to President of our Aptar Food + Beverage segment as of January 1, 2016.

        In considering the base salary increases for 2016, the Compensation Committee reviewed each NEO's 2015 relative positioning to the survey base salary and total cash compensation data as well as the recommendations of the CEO (for positions other than his own), the performance of each of the executive officers and other factors the Compensation Committee deems relevant. Generally, Aptar was aligned with the 50th percentile for base salary, and below the 50th percentile for actual total cash compensation, relative to the market survey data in 2016.

        Annual Performance Incentives.    An executive officer may elect to receive up to 50% of his or her annual performance cash incentive in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs convert into shares of our common stock if the recipient is still employed by us or is an Aptar retiree on the date that RSUs vest. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. In 2016, the only RSUs that were granted to NEOs were issued in lieu of a portion of the NEO's annual cash incentive award.

        The Compensation Committee has determined that the minimum annual performance incentive amount that can be awarded to each NEO is zero. The Compensation Committee believes that the annual performance incentive amounts should reflect Aptar's financial performance and, accordingly, if Aptar's results declined significantly, it should be possible that no annual performance incentive be awarded to the NEOs.

        The Compensation Committee has determined that the maximum annual performance incentive amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $3 million. The Compensation Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such awards.

        Rather than setting thresholds with automatic awards, the annual performance incentive formulas are designed to provide for awards ranging from 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is established. These baseline percentages are then increased or decreased depending on our actual results as described below.

        The Compensation Committee believes the annual performance incentive elements for the CEO, CFO and other NEOs should be closely aligned with stockholders' interests and, accordingly, selected the following elements which are each integral drivers of stockholder value.

2016 Annual Performance Incentive Elements

CEO & CFO	Other NEOs

• Adjusted diluted earnings per share	• Adjusted diluted earnings per share
• Adjusted return on equity	• Adjusted return on equity
• Successful integration of Mega Airless	• Adjusted business segment income
• Ratio of adjusted business segment income to business segment capital
• Successful integration of Mega Airless

        The Compensation Committee believes that it is important to award annual performance incentives to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment-specific elements. The Compensation Committee believes that Aptar's earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents' annual performance incentive amounts with the interests of stockholders. The Compensation Committee also believes that each business segment president should be rewarded for increasing the profits of their respective segment and, consequently, business segment income ("segment income") is one of the annual performance incentive elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the annual performance incentive for segment presidents includes an element for the respective segment's income to capital ratio. Another element had the potential of being included in the NEOs' annual performance incentives for 2016. This potential element is a one-year special bonus, which could equal a maximum of 10% of the NEOs' salary and would only be paid upon the successful integration of Mega Airless (as described below under the analysis of annual performance incentive elements).

        The Compensation Committee considers both positive and negative unusual and extraordinary items when determining if any adjustments to the annual performance incentive elements are warranted in order to be more consistent with Aptar's core operating performance. In accordance with the Performance Incentive Plan that was approved by stockholders in 2013, the Compensation Committee determined that, for compensation purposes, the 2016 diluted earnings per share and return on equity metrics would be adjusted as follows: (i) to recognize certain negative extraordinary and non-recurring restructuring charges reported in 2013 that the Compensation Committee determined would be recognized ratably over a three-year period, beginning in 2014; (ii) to recognize one-third of the positive impact of the Company's change in an inventory valuation method reported in 2015 that the Compensation Committee determined would be recognized ratably over a three-year period, beginning in 2015; and (iii) to exclude any income or transaction costs reported in 2016 related to the acquisition of Mega Airless.

Analysis of annual performance incentive elements for the CEO:

  •
  Aptar's adjusted diluted earnings per share ("EPS"):  If EPS equals the average of the EPS of the past three years ("Baseline EPS"), a baseline annual performance incentive of 40% of salary is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1.5% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 40% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 40% and 70% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 70% and 100% of salary. Based on Aptar's EPS in 2016 of $3.14 (which has been adjusted as described above) as compared to the Baseline EPS, this annual performance incentive element percentage for 2016 was 55% of salary.

  •
  Aptar's adjusted return on equity ("ROE"):  Aptar's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity, each adjusted as discussed above. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 15% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no annual performance incentive percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 15% and 25% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 25% and 40% of salary. Based on Aptar's ROE of 16% in 2016 (which has been adjusted as described above), this annual performance incentive element percentage for 2016 was 39% of salary.

  •
  Successful Integration of Mega Airless:  This potential element is a one-year special bonus, which could equal a maximum of 10% of the CEO's salary and would only be paid upon the successful integration of Mega Airless. The successful integration of Mega Airless is measured by attaining two separate metrics: (i) achievement of a sales target of €62 million for Mega Airless (5% of salary) and (ii) achievement of an EBITDA target of €20 million for Mega Airless (5% of salary). This annual performance incentive element percentage for 2016 was 10% of salary.

Analysis of annual performance incentive elements for the CFO:

  •
  Aptar's EPS and Aptar's ROE:  For the CFO, the annual performance incentive elements are the same as those of the CEO, however the CFO's annual performance incentive element percentages are 75% of the annual performance incentive element percentages described above for the CEO.

  •
  Successful Integration of Mega Airless:  This potential element is a one-year special bonus, which could equal a maximum of 10% of the NEOs' (including CFO's) salary and would only be paid upon the successful integration of Mega Airless. The successful integration of Mega Airless is measured by attaining three separate metrics: (i) achievement of a sales target of €62 million for Mega Airless (3% of salary); (ii) achievement of an EBITDA target of €20 million for Mega Airless (3% of salary); and (iii) a subjective component based upon the Compensation Committee's evaluation of the integration (4% of salary). This annual performance incentive element percentage for 2016 was 10% of salary.

Analysis of annual performance incentive elements for the Segment Presidents:

  •
  Aptar's EPS:  If Baseline EPS is reached, a baseline annual performance incentive of 8% is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 8% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 8% and 15% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 15% and 25% of salary. This annual performance incentive element percentage for 2016 was 13% of salary.

  •
  Aptar's ROE:  For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 5% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example, if the ROE ratio falls below 10%, no annual performance incentive is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 10% and 15% of salary. This annual performance incentive element for 2016 was 11% of salary.

  •
  Segment income:  Segment income is reported in the footnotes to our financial statements included in our quarterly and annual reports filed with the SEC. For our Beauty + Home segment, segment income is adjusted to (i) recognize the previously mentioned restructuring charges; and (ii) exclude any income or transaction costs reported in 2016 related to the acquisition of Mega Airless. For our Pharma segment, segment income is adjusted to exclude any income or transaction costs reported in 2016 related to the acquisition of Mega Airless. If segment income equals the average of the past three years ("Baseline Average"), a baseline annual performance incentive of 10% of salary is determined. This baseline annual performance incentive element is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the Baseline Average, this element percentage would be between 0% and 10% of salary. If segment income were at or moderately above the Baseline Average, this element percentage would be expected to be between 10% and 20% of salary. If segment income were significantly above the Baseline Average, this element percentage would be expected to be between 20% and 40% of salary. The 2016 results of our Pharma segment were above the Baseline Average, the 2016 results of our Beauty + Home segment (adjusted for certain extraordinary and non-recurring restructuring charges described above) were below the Baseline Average and the 2016 results of our Food + Beverage segment were above the Baseline Average, consequently, the annual performance incentive elements for 2016 were 18%, 5% and 8% of salary, respectively.

  •
  Segment income to capital ratio:  The segment income to capital ratio is calculated by dividing the segment income (adjusted for the Beauty + Home segment and the Pharma segment as described above) for the year by the respective segment's fiscal twelve month average capital. Segment capital represents segment equity plus segment debt less segment cash and equivalents. This annual performance incentive element is based upon achieving certain fixed levels of segment income to capital ratios. The range of this element percentage is 0% to 24% of salary. For 2016, the segment income to capital annual performance incentive element percentages for the Pharma, Beauty + Home (based on adjusted segment income as described above) and Food + Beverage segments were 24%, 10% and 12% of salary, respectively.

  •
  Successful Integration of Mega Airless:  A potential one-year special bonus equal to 10% of each Segment President's salary, as described above for the CFO. This annual performance incentive element percentage for 2016 was 10% of salary.

        In 2016, the mix of salary versus annual performance incentive for the NEOs is represented in the following graphs. Annual performance incentive amounts include cash awards and any deferred cash awards taken in the form of RSUs.

  Long-term Performance Incentives.

        Stock Options and RSUs.    While our stockholder-approved Stock Awards Plans (the "SAP") provides for awards in the form of stock options, restricted stock, RSUs and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, RSUs granted at the discretion of the Compensation Committee or issued to NEOs at their election in lieu of a portion of their annual performance cash incentive as described above.

        Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP's terms.

Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Compensation Committee. The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity awards. The Compensation Committee made the 2016 option grants in February 2016 following the issuance of the press release reporting our 2015 earnings. The Compensation Committee believes that it is appropriate that annual awards be made on a consistent basis; however, the Compensation Committee retains discretion to make additional awards to NEOs or other employees at other times. Prior to 2015, NEOs were awarded a "fixed number" of options on the annual grant date. However, with the intention of managing compensation more effectively, better aligning with market practice, and providing a more consistent year-over-year grant value in long-term performance incentives, the Compensation Committee began awarding options to NEOs based on a "fixed dollar value" in 2015.

        Outperformance Awards.    Outperformance awards were granted to NEOs that are based on relative TSR over a three-year period. TSR is measured by share price appreciation of the Company's common stock over a three-year period and reinvestment of dividends. The Outperformance TSR Plan is designed to reward NEOs for superior value creation that results in the Company outperforming peers over several years. Specifically, the Outperformance TSR Plan provides that if the Company's TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the NEOs will be entitled to cash awards equal to a target percentage of base salary multiplied by a percentage determined by the relevant TSR as outlined in the table below. Cash was chosen as the payment form in part because it helps the Company better manage its share usage. The target amounts that are based on each NEO's base salary are:

NEO	% of Base Salary

Hagge	75%
All Other NEOs	37.5%

        In setting the target amount for Mr. Hagge, the Compensation Committee intended to provide future motivational value to Mr. Hagge, with significant upside based on achieving outstanding performance relative to companies that are included in the S&P 400 MidCap Index. Mr. Hagge recommended the specific target amounts for each of the other NEOs. The Compensation Committee evaluated these recommendations and determined that each target amount reflected the individual's contributions, was aligned with competitive market levels and was appropriate for retention purposes. If the Company's relative TSR performance is below the 50th percentile, there will be no cash payout.

        Cash awards in connection with the Outperformance TSR plan are performance-based compensation—the awards are only paid to the extent the Company achieves TSR performance at or above the median of the S&P 400 MidCap Index over a three-year period. Below is a table showing the determination of cash awards an NEO may earn based upon different levels of achievement against the S&P 400 MidCap Index (of which Aptar is a component company) constituent company returns. The Compensation Committee chose the S&P 400 MidCap Index as the performance benchmark to reflect the Compensation Committee's expectation that, over time, the Company's performance must be competitive with other investment alternatives that are similar to investing in the Company.

Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Percentage of Target Amount Earned

Below the 50th percentile	0%
50th percentile	100%
75th percentile	200%
90th percentile and above	250%

        Cash awards will be interpolated for relative performance that falls between the 50th and 75th quartiles, and 75th and 90th quartiles.

        No payments were made with respect to the awards granted in 2014 under the Outperformance TSR Plan. The earliest a payment could be made with respect to a cash award granted in 2015 or 2016 under the Outperformance TSR Plan is 2018 or 2019, respectively.

  Other Compensation Elements.

        Post-termination compensation.    The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Compensation Committee's decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2016, is found under "Potential Payments Upon Termination of Employment."

        Retirement Plan Arrangements.    We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under "Pension Benefits."

        We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. The Compensation Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

        Aptar's compensation programs for our NEOs are designed to support our compensation philosophy and objectives. Accordingly, the Compensation Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity and Outperformance awards also allows the Compensation Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities. The program's specific objectives are described below.

Objective: A Substantial Portion of NEO Compensation Should Be Performance-Based

Elements	Purpose

— Annual Performance Incentive Amounts — Stock Options — Outperformance Awards	To reward short-term and long-term performance.

        For 2016, total performance-based compensation (annual performance incentive cash payments and the grant date fair values of any RSUs taken in lieu of cash, options and Outperformance awards) represented approximately 72% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis. Taken together, the total performance-based compensation amount represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2016:

NEO	% of Total Compensation

Hagge	77%
Kuhn	69%
Haffar	69%
Schaffer	66%
Touya	67%

        The graphs below illustrate the amount of performance-based compensation (annual performance cash incentive, equity awards and Outperformance awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Compensation Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Compensation Committee considers the value of the equity relative to market practice and in consideration of total direct compensation.

Objective: A Substantial Portion of NEO Compensation Should Be Equity-Based

Elements	Purpose

— Stock Options — RSU Grants — Outperformance Awards	To reward short-term and long-term performance. To align interests with stockholders.

        The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity-based awards. The amount of compensation provided in the form of equity-based awards as determined by the Compensation Committee in a given year is dependent on the value of the option grant and the value of the Outperformance award on the date of grant relative to the executive's cash compensation. For 2016, total equity-based compensation (comprised of the value of stock options, RSU grants and Outperformance awards) represented approximately 59% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, annual performance cash incentive and other compensation) represented approximately 41% of total compensation (excluding changes in pension benefit valuations). Total equity-based compensation represented the following percentages of total compensation (excluding changes in pension benefit valuations) for each NEO in 2016:

NEO	% of Total Compensation

Hagge	60%
Kuhn	57%
Haffar	58%
Schaffer	58%
Touya	58%

        When including stock options that are exercisable and RSUs that are vesting within 60 days of March 10, 2017 (the date of record for voting at the annual meeting), Aptar's executive officers and directors, as a group, own approximately 5% of the outstanding shares of our common stock.

Stock Ownership

        Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within a phase-in period consisting of five years from the date such executive officer attains their respective position. As of December 31, 2016, every NEO is either in compliance with the guidelines or within the phase-in period.

Compensation Committee's Use of Consultants and Consultant's Independence

        The Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: www.aptar.com. Under this charter, the Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2016 the Compensation Committee retained Willis Towers Watson, a global Human Resources consulting firm. The Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Compensation Committee recognized that Willis Towers Watson provides other services to the Company. The Compensation Committee determined that the nature of these other services, described below, together with protocols implemented by Willis Towers Watson, did not give rise to any conflict of interest. Fees paid to Willis Towers Watson for services rendered in 2016 to the Compensation Committee for executive compensation consultation (including the proxy and survey benchmarking, participation in meetings with Aptar and its Compensation Committee and other requests from the Compensation Committee) totaled approximately $113,000 in fees. Aptar also engaged Willis Towers Watson for other services that were provided to the Company, primarily related to compensation market survey data, employee engagement surveys and retirement/actuarial analysis. These services were also considered by the Compensation Committee in connection with its independence determination of Willis Towers Watson, and totaled approximately $651,000 in fees.

Stock Trading Guidelines

        We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Tax Considerations

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to each of our CEO and our three other most highly compensated executive officers other than our CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it is performance-based, as defined in Section 162(m). The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company's compensation policies and objectives. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when deemed necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

Compensation Committee Report

        The Compensation Committee of the Board of Directors oversees Aptar's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this proxy statement.

Compensation Committee
George L. Fotiades (Chair) King W. Harris Giovanna Kampouri Monnas

2016 Summary Compensation Table

        The table below contains compensation information for the NEOs of Aptar. The non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2016, see our "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Grant Date Fair Value of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephen J. Hagge	2016	1,040,000	—	1,096,680	1,727,970	811,200	699,508	18,153	5,393,511
Former President and	2015	1,000,000	—	1,132,500	1,899,995	600,000	387,129	19,479	5,039,103
Chief Executive Officer (retiring March 31, 2017)	2014	1,000,000	—	1,207,500	2,151,800	375,000	1,157,800	19,786	5,911,886
Robert W. Kuhn	2016	540,000	—	462,915	575,990	218,700	218,210	22,407	2,038,222
Executive Vice President	2015	520,000	—	349,650	650,006	240,000	49,109	19,566	1,828,331
and Chief Financial Officer	2014	500,000	—	309,375	742,000	180,000	354,479	16,738	2,102,592
Salim Haffar	2016	510,000	—	421,898	575,990	193,800	102,304	26,364	1,830,356
President, Aptar Pharma	2015	470,000	—	362,018	650,006	173,900	70,339	44,859	1,771,122
(effective January 1, 2014)	2014	468,983	—	180,319	742,000	309,400	30,520	53,999	1,785,221
Eldon Schaffer	2016	510,000	—	339,278	575,990	124,950	164,401	19,710	1,734,329
President, Aptar	2015	440,000	—	323,070	650,006	149,600	65,752	15,727	1,644,155
Beauty+Home (effective January 1, 2016)	2014	390,000	—	281,093	742,000	111,150	215,649	12,667	1,752,559
Gael Touya(5)	2016	359,756	—	220,347	452,564	111,618	345,310	25,994	1,515,589
President, Aptar Food+Beverage (effective
January 1, 2016)
(1)
Stock Award compensation for Messrs. Hagge, Kuhn, Haffar, Schaffer and Touya includes the fair value of RSUs granted in lieu of a portion of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Hagge, Kuhn, Haffar, Schaffer and Touya with respect to 2016 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the closing market price of our common stock ($74.48) on February 27, 2017.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Hagge	$270,400/3,631	$54,080/726	$324,480/4,357
R. Kuhn	$218,700/2,937	$43,740/587	$262,440/3,524
S. Haffar	$193,800/2,602	$38,760/520	$232,560/3,122
E. Schaffer	$124,950/1,678	$24,990/335	$149,940/2,013
G. Touya	$74,412/999	$14,882/200	$89,294/1,199

  Stock Award compensation for Messrs. Hagge, Kuhn, Haffar, Schaffer and Touya also includes the values of Outperformance awards, which are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) (i.e., $772,200 for Mr. Hagge, $200,475 for Mr. Kuhn, $189,338 for Mr. Haffar, $189,338 for Mr. Schaffer, and $131,052 for Mr. Touya). At the highest level of performance conditions achieved, the values of the Outperformance awards granted in 2016 would be $1,950,000 for Mr. Hagge, $506,250 for Mr. Kuhn, $478,125 for Mr. Haffar, $478,125 for Mr. Schaffer, and $320,988 for Mr. Touya. Mr. Touya's long-term performance incentive compensation is denominated in Euros and translated at the spot exchange rate on January 13, 2016, which was the date on which his annual performance incentive amount was determined, for the grant date fair value and December 31, 2016 for determining the value associated with achieving the highest level of performance condition.

(2)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 15, "Stock-Based Compensation" to Aptar's audited financial statements for the year ended December 31, 2016, included in Aptar's Annual Report on Form 10-K filed with the SEC on February 27, 2017 ("Aptar's Financial Statements").

(3)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

(4)
The amount of other compensation in 2016 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and amounts related to a Company-provided automobile for all NEOs. Also, the amount of other compensation in 2016 includes club dues for Mr. Hagge. The amount of other compensation in 2016 for Mr. Touya includes Company contributions related to a profit share program of approximately $18,000.

(5)
Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.

2016 Grants of Plan-Based Awards

        The table below includes information regarding the estimated possible annual performance incentive amounts for 2016 for the named executive officers relating to their annual performance incentive formulas and Outperformance awards.

        The table below also includes information regarding grants of stock options in 2016 and grants of RSUs that were awarded in 2016. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of Aptar's common stock on the NYSE on the date of grant (or the last trading day preceding the date of grant is such date of grant is not a trading day).

2016 GRANTS OF PLAN-BASED AWARDS
										All Other Stock Awards: Number of Shares of Stock or Units (#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)
				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Approval Date	Grant Type(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold ($)(5)	Target ($)(6)	Maximum ($)(7)

S. Hagge	01/13/16	01/13/16	OA	—	—	—	—	780,000	1,950,000	—	—	—	772,200
	02/05/16	01/13/16	NQSO	—	—	—	—	—	—	—	163,170	71.12	1,727,970
	02/26/16	02/04/16	RSU	—	—	—	—	—	—	6,546	—	—	480,000
	—	—	API	—	—	2,080,000	—	—	—	—	—	—	—
R. Kuhn	01/13/16	01/13/16	OA	—	—	—	—	202,500	506,250	—	—	—	200,475
	02/05/16	01/13/16	NQSO	—	—	—	—	—	—	—	54,390	71.12	575,990
	02/26/16	02/04/16	RSU	—	—	—	—	—	—	2,455	—	—	180,000
	—	—	API	—	—	1,080,000	—	—	—	—	—	—	—
S. Haffar	01/13/16	01/13/16	OA	—	—	—	—	191,250	478,125	—	—	—	189,338
	02/05/16	01/13/16	NQSO	—	—	—	—	—	—	—	54,390	71.12	575,990
	02/26/16	02/04/16	RSU	—	—	—	—	—	—	2,846	—	—	208,680
	—	—	API	—	—	1,020,000	—	—	—	—	—	—	—
E. Schaffer	01/13/16	01/13/16	OA	—	—	—	—	191,250	478,125	—	—	—	189,338
	02/05/16	01/13/16	NQSO	—	—	—	—	—	—	—	54,390	71.12	575,990
	02/26/16	02/04/16	RSU	—	—	—	—	—	—	2,448	—	—	179,520
	—	—	API	—	—	1,020,000	—	—	—	—	—	—	—
G. Touya	01/13/16	01/13/16	OA	—	—	—	—	132,376	320,988	—	—	—	131,052
	02/05/16	01/13/16	NQSO	—	—	—	—	—	—	—	42,735	71.12	452,564
(1)
During fiscal year 2016, NEOs received four types of plan-based awards: Outperformance Awards ("OA"), Nonqualified Stock Options ("NQSO"), Restricted Stock Units ("RSU") and Annual Performance Incentives (in cash) ("API").

(2)
The annual performance incentive programs allow for reduction factors that would result in no award being made should the Company's results significantly fall short of averages of the past several years and there are no set thresholds.

(3)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding annual performance incentive programs.

(4)
The maximum award allowed under our annual performance incentive plans is 200% of salary provided that no award shall exceed $3 million.

(5)
The Outperformance TSR Plan provides that if Aptar's relative TSR performance is below the 50th percentile relative to companies that are included in the S&P 400 MidCap Index over the three-year performance period, there will be no cash payout associated with the Outperformance awards (i.e., there are no set thresholds in the Outperformance TSR Plan).

(6)
The target for Outperformance awards is 100% of the cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(7)
The maximum award allowed under Outperformance awards is 250% of the target cash award. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(8)
Amounts on February 26, 2016 represent RSUs granted to Messrs. Hagge, Kuhn, Haffar and Schaffer at their election to receive RSUs in lieu of a portion of their 2015 annual performance incentive (paid/awarded in 2016) and an additional 20% of the elected amount granted to those officers making such election.

(9)
Outperformance awards in this column are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures).

2016 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2016.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Hagge		—	—	—	—	13,114	963,223	—
	01/16/08	27,500	—	37.52	01/16/18	—	—	—
	01/14/09	75,000	—	30.56	01/14/19	—	—	—
	01/20/10	75,000	—	36.42	01/20/20	—	—	—
	01/12/11	75,000	—	48.20	01/12/21	—	—	—
	01/11/12	143,000	—	51.80	01/11/22	—	—	—
	01/16/13	145,000	—	51.57	01/16/23	—	—	—
	01/15/14	96,667	48,333	68.00	01/15/24	—	—	—
	01/14/15	49,363	98,727	64.60	01/14/25	—	—	750,000
	01/13/16	—	—	—	—	—	—	780,000
	02/05/16	—	163,170	71.12	02/05/26	—	—	—
R. Kuhn		—	—	—	—	4,275	313,999	—
	01/20/10	2,000	—	36.42	01/20/20	—	—	—
	01/12/11	43,000	—	48.20	01/12/21	—	—	—
	01/11/12	50,000	—	51.80	01/11/22	—	—	—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—
	01/15/14	33,333	16,667	68.00	01/15/24	—	—	—
	01/14/15	16,887	33,776	64.60	01/14/25	—	—	195,000
	01/13/16	—	—	—	—	—	—	202,500
	02/05/16	—	54,390	71.12	02/05/26	—	—	—

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Haffar		—	—	—	—	2,846	209,039	—
	01/15/14	—	16,667	68.00	01/15/24	—	—	—
	01/14/15	—	33,776	64.60	01/14/25	—	—	176,250
	01/13/16	—	—	—	—	—	—	191,250
	02/05/16	—	54,390	71.12	02/05/26	—	—	—
E. Schaffer		—	—	—	—	4,372	321,123	—
	01/16/08	7,000	—	37.52	01/16/18	—	—	—
	01/14/09	20,000	—	30.56	01/14/19	—	—	—
	01/20/10	20,000	—	36.42	01/20/20	—	—	—
	01/12/11	20,000	—	48.20	01/12/21	—	—	—
	01/11/12	35,000	—	51.80	01/11/22	—	—	—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—
	01/15/14	33,333	16,667	68.00	01/15/24	—	—	—
	01/14/15	16,887	33,776	64.60	01/14/25	—	—	165,000
	01/13/16	—	—	—	—	—	—	191,250
	02/05/16	—	54,390	71.12	02/05/26	—	—	—
G. Touya		—	—	—	—	3,676	270,002	—
	01/16/13	20,000	—	51.57	01/16/23	—	—	—
	01/15/14	13,333	6,667	68.00	01/15/24	—	—	—
	01/14/15	6,666	13,334	64.60	01/14/25	—	—	—
	01/13/16	—	—	—	—	—	—	132,376
	02/05/16	—	42,735	71.12	02/05/26	—	—	—

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2017	February 2017	January 2018	February 2018	February 2019	Total
S. Hagge	97,696	54,390	49,364	54,390	54,390	310,230
R. Kuhn	33,555	18,130	16,888	18,130	18,130	104,833
S. Haffar	33,555	18,130	16,888	18,130	18,130	104,833
E. Schaffer	33,555	18,130	16,888	18,130	18,130	104,833
G. Touya	13,334	14,245	6,667	14,245	14,245	62,736
(2)
Stock options are granted with an exercise price equal to closing price of Aptar's common stock on the NYSE on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Compensation Committee. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	January 2017	February 2017	February 2018	February 2019	Total
S. Hagge		6,472	4,460	2,182	13,114
R. Kuhn		2,030	1,426	819	4,275
S. Haffar		949	948	949	2,846
E. Schaffer		2,065	1,491	816	4,372
G. Touya	3,676				3,676
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of Aptar's common stock on the NYSE on December 30, 2016, which was $73.45 per share.

(5)
This column represents the performance value (payable in cash) of the Outperformance awards as of December 31, 2016. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards. The Outperformance award payout value associated with Mr. Touya's grant on January 13, 2016 is denominated in Euros and translated at a one-year average exchange rate.

2016 Option Exercises and Stock Vested

        The table below provides information on stock option exercises and the vesting of RSUs in 2016.

2016 OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

S. Hagge	75,000	3,027,321	6,393	468,799
R. Kuhn	8,000	326,534	1,954	143,287
S. Haffar	67,220	879,750	834	65,027
E. Schaffer	—	—	1,721	126,201
G. Touya	21,000	577,023	—	—
(1)
Value realized represents the difference between the closing price on the NYSE of Aptar's common stock on the date of exercise and the exercise price of the option award.

(2)
Value realized represents the closing price on the NYSE of Aptar's common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

  Tanda Employment Agreement

        On November 21, 2016, Aptar entered into an employment agreement with Mr. Tanda, pursuant to which Mr. Tanda began employment on February 1, 2017. The employment agreement provides for employment through December 31, 2019, unless earlier terminated, at an initial salary of $1,000,000 per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030.

        The employment agreement provides that Mr. Tanda's target annual performance incentive for 2017 will be set at 100% of his base salary, and may range from 50% to 200% of his base salary, depending on the level of attainment of certain goals and objectives. For 2017, Mr. Tanda will also be entitled to receive stock options having a Black-Scholes value of $1,900,000 and an award under Aptar's Total Shareholder Return Outperformance Plan with a target cash amount of $750,000, and a payout range of 0% to 250% of the target, subject to the achievement of underlying performance goals, and will cliff vest after a three year period. Mr. Tanda is also entitled to participate in Aptar's retirement and executive benefit programs on the same basis as Aptar's other senior executives.

        In recognition of the fact that Mr. Tanda forfeited certain equity awards provided to him by his former employer, the employment agreement provides for the payment of the cash value of such awards scheduled to vest in 2017, 2018 and 2019 (each in the amount of approximately $1,000,000), subject to Mr. Tanda's continued employment with Aptar on the respective scheduled vesting dates. Mr. Tanda is also entitled to be reimbursed for additional expenses related to his change in employment and relocation in the maximum amount of $250,000, plus a tax gross-up on certain of such reimbursed expenses. If, prior to the one-year anniversary of his start date, Mr. Tanda is terminated for "cause" or resigns without "good reason" (as each such term is defined in the employment agreement), he must repay any amounts paid to him with respect to the awards of his current employer scheduled to vest in 2017, as well as any reimbursed expenses related to his change in employment and relocation.

        If Mr. Tanda's employment ends on account of death, Mr. Tanda's estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by Aptar, Mr. Tanda is entitled to receive an amount equal to one year's base salary, his target annual performance incentive and the medical, disability and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date.

        After a "change in control" (as defined in the employment agreement), if Mr. Tanda's employment is terminated by Aptar or its successor other than for "cause," disability or death, or if Mr. Tanda terminates his employment for "good reason," in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years.

        The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of Aptar for a period of 18 months or two years following termination (depending on the nature of the termination).

  Hagge Employment and Letter Agreements

        Mr. Hagge's employment agreement provided for employment through December 31, 2016, at a salary of $1,040,000 per year (which is the 2016 salary approved by the Compensation Committee). In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge was entitled to additional term life and supplementary long-term disability insurance coverage. Mr. Hagge's employment agreement extended until March 31, 2017 as described below.

        In November 2016, in connection with the previously announced retirement of Mr. Hagge, Aptar entered into a three-month letter agreement with Mr. Hagge that became effective January 1, 2017 (the "Letter Agreement"), and extended Mr. Hagge's employment agreement until March 31, 2017. Pursuant to the Letter Agreement, Mr. Hagge agreed to serve as Aptar's President and CEO from January 1, 2017 through January 31, 2017 and as Special Advisor to the CEO from February 1, 2017 to March 31, 2017 (the "Term"). Compensation for services to be provided by Mr. Hagge during Term will be $100,000 per month and will be paid monthly. Mr. Hagge will also continue to receive benefits and perquisite arrangements during the Term at the same level that they were during 2016. After the Term, Mr. Hagge is entitled to receive an amount equal to one year's base salary (based on a salary of $1,040,000) and medical and life insurance benefits as he would have otherwise received for a period of one year.

  Employment Agreements of Other NEOs

        The employment agreements of Messrs. Kuhn, Haffar and Schaffer provide (i) for automatic extensions, as of each January 1st commencing January 1, 2016, for one additional year unless either Aptar or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will continue later than December 31st of the year in which the executive turns 65 and (ii) that Messrs. Kuhn, Haffar and Schaffer will receive minimum annual salaries of $540,000, $510,000 and $510,000, respectively (which are the 2016 salaries that were approved by the Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Messrs. Kuhn, Haffar and Schaffer are entitled to additional term life and supplementary long-term disability insurance coverage.

        If the employment of Messrs. Kuhn, Haffar or Schaffer ends on account of death, his estate will receive one-half of the annual salary that he would have received until the second anniversary of his death. If the employment of Messrs. Kuhn, Haffar or Schaffer ends due to the expiration of the agreement, he is entitled to receive an amount equal to one year's base salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Messrs. Kuhn, Haffar or Schaffer terminates the agreement without "good reason" (as defined in the agreement), he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Messrs. Kuhn, Haffar or Schaffer is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of Aptar, if Messrs. Kuhn, Haffar or Schaffer are terminated by Aptar or its successor other than for cause, disability or death, or if Messrs. Kuhn, Haffar or Schaffer terminates his employment for "good reason," in each case within two years following the change in control, Messrs. Kuhn, Haffar, and Schaffer are entitled to receive a lump-sum payment equal to (x) two and one-half times his highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

        The employment agreement of Mr. Touya is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya remains in effect for an unlimited period; however, the Company and Mr. Touya have the right to terminate the agreement according to local law. The agreement provides for minimum annual salary to Mr. Touya of $342,000 (which is the 2017 local currency salary approved by the Compensation Committee translated using the December 31, 2016 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of Aptar for a period of two years following termination (regardless of the reason for termination except for gross misconduct) and that Mr. Touya will receive payments as described under "Potential Payments Upon Termination of Employment."

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment."

Pension Benefits

U.S. Employees

        Substantially all of the U.S. employees of Aptar and its subsidiaries are eligible to participate in the Aptar Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of Aptar and its subsidiaries participating in the Pension Plan are also eligible for Aptar's non-qualified supplemental retirement plan ("SERP"). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

        Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry ("Collective Pension"). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives ("Supplemental Pension"). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant's death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant's Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 57.

        The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2016 are the same as those found in Note 8, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

S. Hagge	Employees' Retirement Plan	35	1,326,651
	Supplemental Retirement Plan	35	4,105,593
R. Kuhn	Employees' Retirement Plan	29	643,639
	Supplemental Retirement Plan	29	626,081
S. Haffar	Employees' Retirement Plan	11	98,292
	Supplemental Retirement Plan	11	135,398
E. Schaffer	Employees' Retirement Plan	27	518,307
	Supplemental Retirement Plan	27	370,124
G. Touya	Retirement Indemnities	22	164,524
	Pension Plan	22	678,470
(1)
The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

Potential Payments Upon Termination of Employment

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2016.

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Hagge
Cash Payment	1,040,000	—	1,381,600	6,617,600	693,368	1,040,000
Continuation of Medical/Welfare Benefits	10,800	—	—	43,800	—	—
Acceleration of Equity Awards (Value as of 12/31/16)	—	—	—	2,480,638	2,480,638	2,480,638
Outperformance Awards(1)	—	—	396,000	730,500	396,000	396,000
Total Termination Benefits	1,050,800	—	1,777,600	9,872,538	3,570,006	3,916,638
R. Kuhn
Cash Payment	540,000	—	1,517,400	2,557,233	360,018	540,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/16)	—	—	—	830,472	830,472	830,472
Outperformance Awards(1)	—	—	102,925	189,825	102,925	102,925
Total Termination Benefits	549,600	—	1,620,325	3,603,030	1,293,415	1,473,397
S. Haffar
Cash Payment	510,000	—	1,407,600	2,440,650	340,017	510,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/16)	—	—	—	725,512	725,512	725,512
Outperformance Awards(1)	—	—	93,988	174,450	93,988	93,988
Total Termination Benefits	519,600	—	1,501,588	3,366,112	1,159,517	1,329,500

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

E. Schaffer
Cash Payment	510,000	—	1,269,900	2,117,608	340,017	510,000
Continuation of Medical/Welfare Benefits	9,600	—	—	25,500	—	—
Acceleration of Equity Awards (Value as of 12/31/16)	—	—	—	837,596	837,596	837,596
Outperformance Awards(1)	—	—	89,413	167,588	89,413	89,413
Total Termination Benefits	519,600	—	1,359,313	3,148,292	1,267,026	1,437,009
G. Touya
Cash Payment	—	359,756	545,786	1,318,296	239,849	359,756
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Equity Awards (Value as of 12/31/16)	—	—	—	523,916	523,916	523,916
Outperformance Awards(1)	—	—	15,739	47,218	15,739	15,739
Total Termination Benefits	—	359,756	561,525	1,889,430	779,504	899,411
(1)
This row assumes that potential payouts will be based on Aptar's relative TSR compared to the S&P 400 MidCap Index as of December 31, 2016. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the Outperformance awards, except for the Outperformance awards granted in 2014 (the Outperformance awards granted in 2014 were based on actual performance over the applicable 3-year performance period, resulting in no payments being made). See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards. The payments associated with Mr. Haffar's Outperformance awards granted on January 15, 2014, are in denominated in Euros and translated at a two-year average exchange rate.

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. The employment agreement of Mr. Touya has no expiration date. As a result of the termination of Mr. Hagge's employment agreement in accordance with its terms, Mr. Hagge is entitled to the payments noted above under "Normal Expiration of Employment Agreement."

Voluntary or With Cause Termination

        Messrs. Hagge, Kuhn, Haffar and Schaffer are not entitled to additional benefits if they voluntarily terminate their employment prior to the normal expiration of their respective agreements or they are terminated with cause. With voluntary termination, Mr. Touya may receive monthly payments in accordance with the non-competition clauses of his contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, defined as gross misconduct. Equity awards and Outperformance awards granted to NEOs continue to vest upon retirement (and in the case of Outperformance awards, are paid on a pro-rated performance period) and Mr. Hagge is retirement eligible. For a description of the value of outstanding equity awards as of December 31, 2016, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Hagge, Kuhn, Haffar and Schaffer amounts shown above represent their base salaries, annual performance incentive amounts and amounts paid in connection with Outperformance awards. Amounts (other than Outperformance awards) would be paid on a monthly basis for the remaining term of each respective agreement. Cash payment amounts shown for Mr. Touya represent payments made in connection with Outperformance awards and what would be required under the Collective Bargaining Agreement of the French Plastics Industry and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months ("Monthly Salary"). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Mr. Hagge represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn, Haffar and Schaffer represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Hagge also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn, Haffar and Schaffer also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under "Involuntary Termination" in accordance with his agreements.

        Aptar's employee stock option and RSU agreements, and the Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2016. The Outperformance award amounts are based on Aptar's actual relative TSR compared to the S&P 400 MidCap Index for 2015. Further information regarding unvested stock options and RSUs can be found under "Outstanding Equity Awards at Fiscal Year-End." The accelerated stock option values included in the above table represent the difference between the closing price of Aptar's common stock on the NYSE on December 30, 2016 ("Closing Price") which was $73.45 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by Aptar. The cash payment amounts included in the above table for Messrs. Hagge, Kuhn, Haffar and Schaffer represent one year of disability payments under this scenario. In addition, Aptar's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Payments also include prorated portions of Outperformance awards. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        Upon death, the employment agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. Aptar's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios. Payments also include prorated portions of Outperformance awards.

CIC without Termination

        The named executive officers are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance award vesting.

Non-compete Information

        The agreements of Messrs. Hagge, Kuhn, Haffar and Schaffer require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Mr. Touya requires that, for a period of two years following termination, he will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, he will receive monthly payments equal to 50% of his former monthly salary for a period of two years from the date of termination. Payments would not be made to Mr. Touya if he was terminated with cause, defined as gross misconduct.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits."

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2016, relating to Aptar's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,439,650	(2)	$56.36	(3)	2,362,074
(1)
Plans approved by stockholders include director and employee equity award plans.

(2)
Includes 87,872 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 10, 2017, by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned		Options Exercisable or RSUs Vesting Within 60 Days of March 10, 2017
Name	Number of Shares(1)	Percentage(2)

State Farm Mutual Automobile Insurance Company(3) One State Farm Plaza, Bloomington, IL 61710	6,444,169	10.3	—
Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	5,513,613	8.8	—
Blackrock, Inc.(5) 55 East 52nd Street, New York, NY 10022	4,788,728	7.7	—
Eaton Vance(6) 2 International Place Boston, MA 02110	3,572,862	5.7	—
Alain Chevassus	39,613	*	25,333
George L. Fotiades	43,657	*	34,833
Maritza Gomez Montiel	3,780	*	—
Salim Haffar	73,338	*	51,685
Stephen J. Hagge(7)	915,314	1.4	838,616
King W. Harris(8)	371,283	*	48,833
Giovanna Kampouri Monnas	16,353	*	9,500
Andreas C. Kramvis	10,113	*	6,333
Robert W. Kuhn	287,216	*	246,905
Peter H. Pfeiffer	1,040,735	1.7	168,333
Eldon Schaffer	286,079	*	253,905
Dr. Joanne C. Smith(9)	56,860	*	48,833
Stephan B. Tanda	2,000	*	—
Gael Touya	79,471	*	67,578
Ralf K. Wunderlich	31,241	*	—
All Directors and Executive Officers as a Group (16 persons)(10)	3,424,006	5.3	1,958,677

*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 10, 2017.

(2)
Based on 62,474,454 shares of common stock outstanding as of March 10, 2017 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.

(3)
The information as to State Farm Mutual Automobile Insurance Company and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2016, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(4)
The information as to Vanguard Group and related entities ("Vanguard") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2016, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 38,966 shares, the sole power to dispose of 5,473,027 shares, the shared power to vote 7,090 shares and the shared power to dispose of 40,586 shares.

(5)
The information as to Blackrock, Inc. ("Blackrock") and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2016, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 4,557,833 shares and the sole power to dispose of 4,788,728 shares.

(6)
The information as to Eaton Vance Management is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2016, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(7)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(8)
Mr. Harris shares the power to vote and dispose of 140,341 shares.

(9)
Dr. Smith shares the power to vote and dispose of 3,907 shares.

(10)
Includes 153,686 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptar.

TRANSACTIONS WITH RELATED PERSONS

        Aptar or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with Aptar's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related person transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered Related Party Transactions:

  •
  executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, Aptar believes that during 2016 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar's common stock pursuant to Section 16(a) of the Exchange Act.

AUDIT COMMITTEE REPORT

        Management is responsible for Aptar's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

        During the course of the fiscal year ended December 31, 2016, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board ("PCAOB").

        In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar's management. In considering the independence of Aptar's independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2017".

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar's Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee
Maritza Gomez Montiel (Chair) King Harris Andreas C. Kramvis

OTHER MATTERS

Proxy Solicitation

        Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        Aptar's Annual Report/Form 10-K for the year ended December 31, 2016 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

        The 2018 annual meeting of stockholders is expected to be held on May 2, 2018. In order to be considered for inclusion in Aptar's proxy materials for the 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 22, 2017. Stockholders who intend to present a proposal or nominate a director at our 2018 annual meeting of stockholders without seeking to include a proposal in our proxy statement must provide our Secretary with notice of the proposal or nomination at Aptar's principal executive offices on or after February 2, 2018 and on or prior to March 4, 2018. A stockholder proposal or nomination must include the information requirements set forth in Aptar's Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 22, 2017 and include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

Robert W. Kuhn
Secretary

Crystal Lake, Illinois
March 22, 2017

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 03, 2017 APTARGROUP, INC. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 0000319725_1 R1.0.1.15 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: March 10, 2017 Date: May 03, 2017Time: 9:00 AM CDT Location: Sidley Austin LLP One South Dearborn Street Chicago, IL 60603

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods possession available and follow the instructions. marked by the arrow 0000319725_2 R1.0.1.15 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any specia requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. l 1. Notice & Proxy Statement2. Annual Report How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 19, 2017 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. George L. Fotiades NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. 1b. King W. Harris 1c. Dr. Joanne C. Smith FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote to approve executive compensation The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. Advisory vote on the frequency of the advisory vote on executive compensation The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2017 0000319725_3 R1.0.1.15 Voting items

0000319725_4 R1.0.1.15

VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Alternatively, you can e-mail us at inverstorrelations@aptar.com to request electronic delivery. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. George L. Fotiades For 0 0 0 For 0 2 years 0 For 0 Against 0 0 0 Against 0 3 years 0 Against 0 Abstain 0 0 0 1b. King W. Harris NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. 1c. Dr. Joanne C. Smith The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote to approve executive compensation Abstain FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP,INC., PLEASE CALL 1-815-477-0424. 0 Abstain 0 Abstain 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 0 3. Advisory vote on the frequency of the advisory vote on executive compensation The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2017 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000319726_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . APTARGROUP, INC. Annual Meeting of Stockholders May 3, 2017 9:00 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 3, 2017 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees, FOR proposals 2 and 4, and for 1 YEAR with respect to proposal 3. This proxy revokes any proxy previously given. Continued and to be signed on reverse side 0000319726_2 R1.0.1.15